Exhibit 99.(p)(17)

Code of Ethics

LMCG Investments, LLC

One Boston Place

201 Washington Street, 29th Floor

Boston, MA 02108

Code of Ethics

Table of Contents

Introduction	2
Definitions	3
Personal Securities Transactions	4
Pre-Clearance - All Employees and Family Members	4
Prohibited Transactions – Employees, Outside Directors and Family Members	5
Exceptions for accounts managed by LMCG	6
Prohibited Transactions – Investment Persons and their Family Members	6
Initial and Annual Disclosure of Holdings - All Employees and Family Members	7
Quarterly Reporting - All Employees and their Family Members	7
Insider Trading Policy and Procedures	7
"Inside" Information Defined	8
Procedures	9
Gifts and Entertainment	11
Procedures	11
Other Code Provisions	13
Annual Distribution	13
Enforcement	13
Confidentiality	13
Political and Charitable Contributions	14
Service with Other Organizations	14
Fiduciary Appointments	14
Misuse or Misrepresentation of Corporate Position	14
Training & Certification	15
Recordkeeping & Monitoring	15
Other Codes of Ethics and Standards of Practice	16

Effective: July 2009 Last amended: September 2023	1

Introduction

LMCG Investments, LLC (“LMCG” or the “Firm”) is committed to the highest ethical and professional standards. This Code of Ethics (this “Code”) applies to all Employees and Outside Directors of LMCG and governs your personal conduct and your personal investment transactions. The goal of this Code and its policies, procedures and organizational structure is to establish standards and corresponding processes that put the interests of LMCG’s clients first; ensure that no client or account is favored over another; and to identify and disclose conflicts of interest.

•	LMCG has a fiduciary duty to its clients which requires all of us to place the interests of clients first whenever the possibility of a conflict of interest arises.

•	Employees and Outside Directors are expected to place the interests of clients ahead of their personal interests and to treat all client accounts in a fair and equitable manner.

•	All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or other abuse of your position of trust and responsibility.

•	Employees should not take advantage of your position by attempting to trade in advance of client accounts (“front-running”), engage in manipulative market practices such as manipulative market timing, or take advantage of an investment opportunity that properly belongs to LMCG’s clients or should be offered to our clients first.

•	All personal securities transactions, holdings, and accounts must be reported by all Access Persons in accordance with the provisions of this Code.

•	Employees must comply with all applicable Federal securities laws.

The standards set forth above govern all conduct, whether the conduct is also covered by more specific provisions of this Code. Employees and Outside Directors are encouraged to raise any questions concerning this Code with LMCG’s Chief Compliance Officer (“CCO”), Director of Compliance or the other members of the Firm’s Legal & Compliance Office (the “Compliance Office”). Employees should be always alert to honoring the spirit and intent as well as the letter of this Code. Failure to comply with this Code may result in serious consequences, including but not limited to disciplinary action, including termination of employment.

Effective: July 2009 Last amended: September 2023	2

Definitions

“Access Person” includes all Employees of LMCG Investments, LLC.

“Beneficial Ownership” of a security means having or sharing the power to dispose of or to vote the security. For purposes of this Code, a person is deemed to beneficially own the following securities, among others: (i) Securities held in a person’s own name, or that are held for the person’s benefit in a nominee, custodial or street name account; (ii) Securities owned by or for a partnership in which the person is a general partner; (iii) Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a blind trust or similar arrangement; (iv) Securities in a person’s individual retirement account; (v) Securities in a person’s 401(k) or similar retirement plan; (vi)  Securities owned by a trust of which the person is either a trustee or a beneficiary; (vii) Securities owned by a corporation, partnership or other entity which the person controls. This is not a complete list of the forms of ownership that could constitute “Beneficial Ownership” for purposes of this procedure. If you have specific questions, you should ask the Compliance Office.

“Black-Out Period” includes the day a security is purchased or sold on behalf of a client and the seven calendar days before or after such day.

“Covered Security” means any Security (as defined below) other than: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money-market funds; (v) other shares issued by registered open-end investment companies (mutual funds) except those mutual funds for which LMCG acts as the investment adviser or sub-adviser or principal underwriter; (vi) Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised or underwritten by LMCG or an affiliate;

This definition of a Covered Security includes, but is not limited to, the following:

•	an option, future, forward contract, listed depositary receipt (e.g., American Depositary Receipt, American Depositary Share, Global Depositary Receipt) or other obligation involving securities, a commodity, or an index thereof (including an instrument whose value is derived or based on any of the above (a “derivative”);

•	limited partnerships;

•	foreign unit trusts and foreign mutual funds;

•	private investment funds, hedge funds, and investment clubs; and

•	any instrument that is convertible or exchangeable into a Covered Security or which confers a right to purchase a Covered Security.

“Employee” includes individuals who work for LMCG on an ongoing basis either full-time or part-time and some contractors providing long-term (greater than three consecutive months) service to the Firm. The CCO is responsible for determining if a long-term contractor should be covered by this Code based on the degree of supervision and control and access to investment information.

Effective: July 2009 Last amended: September 2023	3

“Family Member” means an Employee’s “significant other,” spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon Employee, or (iii) whose investments are controlled by the Employee. The term also includes any unrelated individual whose investments are controlled by and to whose financial support the Employee materially contributes.

“Investment Person” means (i) any executive officer of the Firm; (ii) personnel employed by the Firm who make investment decisions for clients (portfolio manager), who provide information or advice to the portfolio manager (analyst), who help execute and implement the portfolio manager’s decision (trader), or any other individual who has knowledge regarding client trades in advance of execution (junior analyst, client services, compliance).

“LMCG Strategy” is an investment strategy that is marketed by LMCG or one that is in a pilot or incubation stage and has a defined objective and process that has been approved by LMCG’s Investment Review Committee.

“Outside Director” means any person other than an Employee who serves on LMCG’s Board of Managers (the “Board”).

“Security” includes all stock, debt obligations and other instruments including any warrant or option to acquire or sell a security and financial futures contracts.

Personal Securities Transactions

LMCG has instituted procedures to monitor Employee trading to prevent and detect conflicts or the appearance of conflicts with client accounts. Employees and Outside Directors should review these policies carefully to understand the applicability of each to the employee individually and to Family Members. If you have any questions about how these policies will affect you, contact the Compliance Office in advance of trading in any Covered Securities.

Covered Securities held in any accounts, including 401(k), 403(b) and 529 plans, are subject to pre-clearance and reporting requirements unless they are specifically exempted below.

Pre-Clearance - All Employees and Family Members

LMCG requires that all permitted personal trades in Covered Securities for Employees and their Family Members be pre-cleared. This requirement for pre-clearance approval applies to all transactions except for (i) purchases or sales that are non-volitional on the part of the Employee (e.g., purchases made pursuant to an automatic dividend reinvestment plan); (ii) purchases implemented upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities; (iii) trades in unaffiliated mutual funds; (iv) trades in exchange traded funds, exchange traded notes and collective trust funds; and (v) trades in accounts over which an investment adviser, including LMCG1, has full and sole discretion as to the timing and nature of securities transactions.

1 LMCG-managed accounts that are exempt from pre-clearance of trades include accounts managed on a discretionary basis in established LMCG strategies and funds or accounts that are set up as pilot or incubator strategies with a defined investment objective and process.

Effective: July 2009 Last amended: September 2023	4

Short trades and derivatives trades are subject to this pre-clearance requirement.

The Compliance Office may pre-clear transactions that appear, upon reasonable inquiry, to present no reasonable likelihood of harm to any client. The Compliance Office shall prepare and maintain appropriate documentation for the pre-clearance of personal trades by Employees. A request for pre-clearance should be submitted to the Compliance Office by completing the trade request form on LMCG’s compliance monitoring system, ComplySci. Please note that pre-clearance approval is effective only for one day.

Requests for trades in private placements (including 144As) must be submitted through ComplySci for CCO approval. The CCO will consider whether the seller and/or broker is one with whom the Employee does business on a regular basis. The CCO will also consider if the investment opportunity should be reserved for clients or whether the opportunity is being offered to the Employee by virtue of his or her position at the Firm. Subsequent consideration for investing in any private placement issue held by an Employee will be subject to review and written approval.

Any Employee who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO as to whether such Digital Asset would be considered a Covered Security, and specifically a “Digital Security”. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets2. The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, that Digital Asset is a Covered Security for purposes of this policy.

Prohibited Transactions – Employees, Outside Directors and Family Members

The following restrictions apply to all Employees, Outside Directors and their Family Members. Additional restrictions apply to Investment Persons (outlined below).

•	Generally, if LMCG is trading in a security for a client portfolio at the same time an Employee proposes to trade the same security, pre-clearance will be denied. Trades in large cap securities (those with a market capitalization above the median of the Russell 1000) may be pre-cleared by Compliance even when trading for a client portfolio is ongoing. The Compliance Office may also grant special exemptions for other trades from time to time in instances that appear to involve no opportunity for abuse.

•	No Employee or Family Member may acquire a security in an initial public offering (IPO).

•	Employees and Family Members may not purchase and/or sell a Covered Security followed by the sale and/or purchase of the same security within thirty (30) days if the trade results in a profit. Employees and Family Members may sell at a loss, any security held for less than thirty (30) days without such sale being considered a violation of this policy. Specific types of Covered Securities may be exempt from this short term trading restriction at the CCO’s discretion.

2 https://www.sec.gov/files/dlt-framework.pdf

Effective: July 2009 Last amended: September 2023	5

•	No Employee or Outside Director may make any decision to buy or sell any personal investment or enter into any financial or business relationship or participate in any transaction which would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of the Firm.

•	No Employee or Outside Director may use his or her position with the Firm for personal profit or gain or for the profit or gain of any Family Member.

•	No Employee or Outside Director may make personal use of confidential or proprietary information acquired as an Employee or Outside Director of LMCG, including using such information to make any decision to buy or sell any securities, real property or other investment or to enter into any financial or business relationship for his or her own account or for the account of any Family Member.

•	No Employee may acquire or dispose of any investment for his or her own account or the account of any Family Member if such investment activity would compete with any current or proposed investment activity of LMCG.

•	Employees must avoid any action that would cause a relative or other third party to engage in a securities transaction that an Employee would not be able to complete otherwise.

Exceptions for accounts managed by LMCG

If an account of an Employee or Family Member is managed by LMCG on a discretionary basis in an LMCG Strategy, Black-Out Periods and short-term trading restrictions do not apply.

Funds or Accounts may be set up to test investment product ideas that portfolio managers might have and certain principals in the Firm may invest in these funds or accounts. Each of these incubator or pilot products is considered an LMCG Strategy and Black-Out Periods and short-term trading restrictions do not apply.

Prohibited Transactions – Investment Persons and their Family Members

In addition to the prohibitions listed above for all Employees, these additional restrictions apply to Investment Persons and their Family Members. No Investment Person, Family Member, or other third party acting upon the advice or instruction of such Investment Person, may:

•	Take positions inconsistent with clients’ positions in the same securities.

•	Implement or consider any security transaction for a client without having disclosed to the CCO any material beneficial ownership, business or personal relationship or any other material interest in the issuer or its affiliates.

In addition, Investment Persons are reminded of the importance of not “front-running” a trade or trading in close proximity (before or after) to a known or expected trade in an LMCG Strategy (a “Strategy Trade”), other than trades due to client rebalancing or cash flows. A Black-Out Period applies to all Investment Persons for the securities where they have actual or presumed knowledge of Strategy Trades (subject to the exceptions for accounts managed by LMCG as detailed above).

Effective: July 2009 Last amended: September 2023	6

Pre-clearance may be granted for trades in large cap stocks (above the median market capitalization of the securities in the Russell 1000).

General Exemption: The Compliance Office may exempt a transaction from the requirements of any portion of these procedures after consideration of all the facts and circumstances of the transaction. Such consideration shall be documented in writing.

Initial and Annual Disclosure of Holdings - All Employees and Family Members

For purposes of 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, LMCG treats all Employees as Access Persons. Each newly hired Employee will receive a copy of this Code upon commencement of employment with LMCG and will be required to acknowledge receipt of these procedures.

All Employees must report all holdings in Covered Securities in which the Employees or their Family Member have any direct or indirect Beneficial Ownership within ten (10) days from commencement of employment with the Firm, and annually thereafter. Initial Holdings reports and Annual Holdings Disclosures must be submitted in ComplySci. Holdings disclosure information submitted cannot be older than forty-five (45) days.

Quarterly Reporting - All Employees and their Family Members

Each quarter, Employees must report all transactions in Covered Securities in which the Employees or their Family Member have acquired any direct or indirect Beneficial Ownership. Such reports must be filed in ComplySci within thirty (30) days after the end of each calendar quarter.

Employees and their Family Members who open an account at a broker-dealer or other financial institution shall immediately notify the Compliance Office of the opening of such account so that the Compliance Office can arrange to receive a direct feed of broker account information into ComplySci. Even if the broker account only holds non-Covered Securities, i.e., unaffiliated mutual funds, if Covered Securities can be purchased in the account arrangements need to be made with the broker to provide account data to the Compliance Office. The only accounts for which a data feed is unnecessary are those whose holdings are restricted to non-Covered Securities.

Insider Trading Policy and Procedures

Federal and state securities’ laws make it unlawful for any person to trade or recommend trading in securities on the basis of "inside" information. To ensure strict compliance with these laws, the Investment Advisers Act of 1940 and the Insider Trading and Securities Fraud Enforcement Act of 1988 require LMCG to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of "inside" information. Failure to institute such policies and procedures could result in substantial liability. Assuming "inside" information were misused, the Firm, the individuals involved, and Firm officers and directors, could face potentially substantial regulatory, civil and criminal sanctions, including mandated jail sentences, a fine of not less than $1,000,000 for each violation, potential loss of license as an investment adviser and possible liability under the Racketeer Influenced and Corrupt Organizations Act.

Effective: July 2009 Last amended: September 2023	7

Misuse of "Inside" Information Constitutes Fraud

On a day-to-day basis, an Employee may come into possession of information that has not yet been released to the public about companies with which LMCG does business or has other dealings. Depending on the significance of the information and the circumstances under which you receive it, the information may be considered "inside information" under United States securities laws. Rule 10b-5, under the Securities Exchange Act of 1934, makes it unlawful for any person in connection with the purchase or sale of any registered or unregistered security:

(1)	to employ any device, scheme, or artifice to defraud,

(2)	to make any untrue statement of material fact or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or

(3)	to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person, in connection with the purchase or sale of any security.

From its inception, courts have held that the misuse of “inside” information constitutes fraud. The misuse of “inside” information includes purchasing or selling securities on the basis of such information for the account of the Firm, an Employee, a Family Member, customers, clients, or anyone else.

Misuse also includes “tipping” such information to anyone or using it as a basis for recommending the purchase or sale of a security. Courts have further found that the misappropriation of confidential information from an employer in connection with the purchase or sale of securities, contrary to an Employee’s duty to the employer, constitutes fraud within the meaning of Rule 10b-5.

Additionally, under Regulation FD, public companies have had significant constraints imposed on their dealings with investors and analysts in order to eliminate the potential for disclosure of “inside” information and to provide greater transparency.

"Inside" Information Defined

The term “inside” information generally includes material information which is non-public and has been provided on a confidential basis or in breach of a fiduciary duty. Information is “material” if a reasonable investor would likely consider it important in making an investment decision or if the information is reasonably likely to affect a security’s market price and is “non-public” until it has been publicly disclosed. Considering the severe sanctions for misuse of inside information (including disciplinary actions for violating the Adviser’s policy prohibiting such activities), an Employee must strictly adhere to the following guidelines:

Assume that all information you learn about a company is "inside information", material, and non-public unless there is a reasonable basis to believe that the information has been publicly disseminated, such as information obtained at conferences, information during open meetings or investor conference calls, or updates to previously public information.

Effective: July 2009 Last amended: September 2023	8

Once material, non-public information has been released to the investing public, it loses its status as “inside” information. However, for “non-public” information to become public information it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

For Rule 10b-5 purposes, an insider is any person who, by reason of his fiduciary or commercial relationship to an issuer of securities has access to material, non-public information. As an insider, the Firm has a fiduciary obligation not to breach the trust of the party that has communicated the “inside” information by misusing that information.

Due to the nature of our business, LMCG must be especially wary of “inside” information disclosed in breach of a corporate insider’s fiduciary duty. Even where there is no expectation of confidentiality, Firm personnel may become “insiders” upon receiving material, non-public information in circumstances where they know, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he or she owes the corporation and its shareholders. Firm personnel may, depending on the circumstances, also become “insiders” or “tippees” when they obtain apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and “tips“ from insiders or other third parties.

Procedures

Given the potentially severe regulatory, civil and criminal sanctions to which the Firm and its personnel could be subject, any Outside Director or Employee uncertain as to whether the information he or she possesses would be considered “inside” information should immediately contact the Compliance Office about:

•	receipt or awareness of information that may be material and non-public

•	whether particular information is or is not public, or is or is not material

•	any need for a Confidentiality Agreement (NDA) that would allow LMCG to receive inside information

•	any potential insider trading violation, investigation, or violation of these Insider Trading Policy and Procedures

•	any receipt of unsolicited information that may be “inside” information

Pending a final determination by the Compliance Office, the information must be treated as “inside” information which cannot be otherwise communicated or misused.

•	Do not purchase or sell, or agree to purchase or sell, any securities of any company as to which you have inside information, or any related “derivative” securities (such as exchange-traded options), and do not suggest or recommend that anyone you know purchase or sell any such securities for an account of the company, any affiliate, any company or affiliate customer or client, or any third party.

•	Do not purchase or sell, or agree to purchase or sell, any securities of any company as to which you have inside information, or any related “derivative” securities (such as exchange-traded options), and do not suggest or recommend that anyone you know purchase or sell any such securities for your personal account, or for any account over which you have a direct or indirect beneficial interest (including an account held by or for any Family Member), or for any other account over which you have discretionary investment authority or power of attorney.

Effective: July 2009 Last amended: September 2023	9

•	Do not engage in “tipping” or solicit or recommend, whether formally, informally, orally or in writing, the purchase of sale of any security based on “inside” information relevant to that security.

•	Do not discuss “inside” information with anyone who does not have a "need to know" the information; this includes discussing such information with other Employees unless they have a "need to know,” with Family Members; and discussing such information via cell phones, in elevators, hallways or other places where you may be overheard by others who do not have a "need to know.”

•	All information held by the Firm in connection with the purchase or sale of securities must be kept confidential.

The Compliance Office will periodically review Employee trades to verify compliance and detect insider trading (e.g., by comparing such trades with trades by the Firm's advisory accounts and securities listed on "restricted" lists).

Information Blocking Devices (“Information Barriers”)

When one or more Firm Employees receives material, non-public information about a company while serving in any other capacity which, in the opinion of the Compliance Office, necessitates information blocking devices (also called "Information Barriers"), no Employee or advisory account may trade in securities issued by such company until information blocking devices designed to block the flow of such information between the “Inside Employee” and other Employees and departments are in place.

Information blocking devices prohibit:

•	The “Inside Employee(s)” from discussing the material, non-public information with other Employees unless they are also an “Inside Employee”;

•	The “Inside Employee(s)” from trading, or recommending the trading, of securities issued by the company, which is the subject of the material, non-public information; and

•	Access by non- “Inside Employees” to any files, including computer files, containing the material, nonpublic information. Physical and electronic systems must be put in place to prevent such access.

Restricted Lists

The Compliance Office will place certain securities on a "restricted list.” Securities issued by companies about which an Employee or a limited number of persons possess material, non-public information should be placed on the restricted list.

Employees are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed on the restricted list. The Compliance Office maintains the restricted lists, and reviews trades against the restricted list.

Effective: July 2009 Last amended: September 2023	10

Gifts and Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere or could be perceived to interfere with their responsibilities to LMCG and its clients. Therefore, employees of LMCG should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, LMCG employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to LMCG or our employees.

Procedures

The following procedures apply to all LMCG employees with respect to the receipt and giving of gifts and entertainment:

RECEIPT OF GIFTS

•	No solicitation of gifts.
•	No acceptance of cash gifts (including gift cards).
•	No acceptance of gifts that, individually or in the aggregate, have a retail value of $100 or more each calendar year (for example - flowers, fruit baskets, wine, or a gift certificate).
•	Promotional items of nominal value that contain donor’s logo (such as pens, caps or calendars) are allowed and are exempt from reporting.
•	No acceptance of tickets to events (for example – sporting event, theater, or concert) unless donor/vendor accompanies the employee to event. Such event is categorized as “shared entertainment”.
•	All gifts received must be reported to the Compliance Office.
•	Employees must certify quarterly that they have reported all gifts received.
•	The Compliance Office maintains LMCG’s Gift/Entertainment Log.

GIVING OF GIFTS

•	No giving cash gifts, including gift cards.
•	No giving of gifts that, individually or in the aggregate, have a retail value of $100 or more each calendar year (for example - flowers, fruit baskets, wine, or a gift certificate).
•	Promotional items of nominal value that contain LMCG’s logo (such as pens, caps, calendars, or golf balls) are allowed and are exempt from reporting.
•	Items of recognition are allowable gifts under this policy with pre-approval of the CEO or the CCO (for example gifts for memorials, retirement, charitable causes, etc.).
•	No giving of tickets to events (for example – sporting event, theater, or concert) unless employee accompanies the recipient to event. Such event is then categorized as “shared entertainment”.
•	All gifts given must be reported to the Compliance Office, unless exempt (i.e. LMCG logo/promotional items mentioned above).
•	Employees must certify quarterly that they have reported all gifts given.
•	The Compliance Office maintains LMCG’s Gift/Entertainment Log.

Effective: July 2009 Last amended: September 2023	11

shared entertainment

•	Employees may provide reasonable entertainment (business lunches and dinners, sporting and cultural events), provided that the employee and recipient/s are present and there is a business purpose for the event.
•	Employees should not spend more than $250 per person on meals.
•	Employees may not provide or accept entertainment having a value in excess of $250 unless (i) there is a specific business purpose for such event; (ii) both the employee and the recipient/s are present; and (iii) the entertainment has been pre-approved by the Chief Compliance Officer and the employee’s manager. Registered representatives should also copy the Supervisory Principal on the pre-approval request.
•	All shared entertainment must be reported quarterly to the Compliance Office, including information about activity, business purpose, attendees (name of client/prospect/vendor/broker), and amount (Please note that submitting an expense report does not satisfy the reporting requirement).
•	Group meetings or events (sponsored by LMCG or other firms) are allowed with pre-approval of the CEO or the CCO or relevant senior manager. These types of expenses or programs are pre-approved, and thus do not have to be logged as shared entertainment. Seminars and Conferences attended are logged separately from shared entertainment.
•	Employees must certify quarterly that they have reported all reportable shared entertainment events.
•	The Compliance Office maintains the LMCG Gift/Entertainment Log.

No LMCG employee may give a gift or provide entertainment to a government official without prior approval of the Compliance Office as certain federal and state laws in various jurisdictions prohibit or limit gifts or entertainment extended to public officials.

LMCG also manages assets for pension plans and clients that are covered by the Employees Retirement Income Securities Act (“ERISA”) where gifts and entertainment to covered pension plan officials or plan trustees must be reported when required. Therefore, reporting all activities (gifts and entertainment) related to ERISA clients is mandatory.

This policy is not intended to discourage the necessary occasions where an LMCG employee or a vendor may pay for a meal or the periodic sporting event in order to provide a time or location for more detailed discussions or promote relationships. However, employees should be mindful of the number of events, the amount of time attending such events and the level of extravagance associated with the events.

Effective: July 2009 Last amended: September 2023	12

Other Code Provisions

Annual Distribution

This Code will be distributed to all Employees and Outside Directors promptly after the commencement of their affiliation with the Firm, and in addition whenever substantive amendments are made. All Employees will be required to acknowledge receipt of this Code and any such amendments. The CCO will provide Outside Directors this Code as part of the compliance materials provided to the Board.

The CCO will report to the Board that all Employees have received a copy of this Code and have certified their compliance.

Periodically, when necessary, the CCO will summarize for the Board any significant changes made to this Code as well as any significant violations of this Code requiring remedial action.

Enforcement

Employees are required annually to certify their compliance with this Code. The Compliance Office may grant exemptions/exceptions to the requirements of this Code on a case-by-case basis if the proposed conduct appears to involve no opportunity for abuse. All exceptions/exemptions shall be in writing.

If any Employee becomes aware of a violation of this Code, whether by him/her or by another person, the Employee must report the violation to the CCO promptly. You may report violations or suspected violations without fear of retaliation. LMCG does not permit retaliation of any kind against Employees for good faith reports of potentially illegal or unethical behavior.

The CCO will maintain a record of all violations or suspected violations reported to him and any other violations of which the Compliance Office becomes aware, and of the results of the investigation and/or resolution of such violation. Such record may, but need not, include the name of the person reporting the violation. In addition, if the Compliance Office, along with senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, LMCG will report its findings to the Board pursuant to Rule 17j-1.

Employees are advised that this Code’s procedures (including Insider Trading and Employee Personal Trading procedures) are monitored and enforced, with potential sanctions for violations including a written warning, disgorgement of profits, fines, suspension, termination and, where required, reports to the CFA® Institute or the appropriate regulatory authority.

Confidentiality

LMCG will keep all information about clients (including potential and former clients) in the strictest confidence, in compliance with the Firm’s Privacy Notice and Privacy Policy.

No Employee of LMCG shall discuss in person or by telephone any information relating to the voting or investment of any account of LMCG in the presence, or within the hearing, of any Outside Director. If such information is discussed with, or in the presence of an Outside Director, that person is prohibited from communicating that information to any other Outside Director. In the event an Outside Director becomes aware of trading, holdings or voting information, the CCO shall be notified and will take actions to confirm that such Outside Director did not make any investment decisions based on that information or disclose it to anyone else.  In addition, the CCO has the right to require such Outside Directors if they do become aware of such items, to provide ongoing reporting if appropriate.

Effective: July 2009 Last amended: September 2023	13

Notwithstanding the preceding statements, Outside Directors and Employees of LMCG may discuss general trends in the securities markets, including information relating to specific securities, for information purposes and that are not designed to influence, directly or indirectly, the investment discretion of LMCG.

Political and Charitable Contributions

LMCG prohibits Employees from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. No Employee may engage in any charitable, civic or trade association activity which could interfere with the Employee’s obligation to LMCG or specific requirements of LMCG clients.

No Employee may make or authorize any contribution by LMCG or expenditure by LMCG for or on behalf of any political party, organization, committee, candidate, or public official or in connection with any political caucus, convention or election. Under federal and many state laws, prohibited corporate contributions and expenditures include the donation of company funds, the use of corporate facilities, including office space, and duplicating, telephone or word processing equipment, and the donation of the services of Employees to the campaign committee of a candidate.

Please also reference LMCG’s Policy and Procedures for SEC Pay-to-Play Rule and Foreign Corrupt Practices Act.

Service with Other Organizations

LMCG discourages Employees from engaging in outside business or investment activities that may interfere with their duties within the Firm.

Each Employee must report, upon commencement of employment and annually thereafter, affiliations and relationships with outside entities, both public and private.

No Employee may accept employment or provide any service to any third party, unless an Employee has first obtained the written consent of the CCO. Authorization shall be made in writing and maintained by Compliance.

Fiduciary Appointments

Employees need to receive approval from the CCO before accepting an executorship, trusteeship, or power of attorney, other than as a result of a family or personal relationship and not as a result of employment with LMCG.

Effective: July 2009 Last amended: September 2023	14

Misuse or Misrepresentation of Corporate Position

No Employee may use his or her position with LMCG to further any personal interests.

No Employee may use company facilities, equipment or material other than for corporate business.

No Employee may use his or her corporate position in any manner that would lead someone outside LMCG to believe that an Employee is acting within the scope of his or her corporate duties or on behalf of LMCG when he or she is not.

Training & Certification

Each newly hired Employee will receive a copy of this Code upon commencement of employment or commencement of service, and will be required to acknowledge receipt of these procedures.

At least annually the Compliance Office shall conduct a training session, in which all Employees are required to participate, to review the requirements of these policies and procedures.

Certifications will be obtained as part of the initial and annual training process. Every Employee must certify on an annual basis that he or she has: (i) complied with these policies and procedures; (ii) received, read and understood them; and (iii) if required, disclosed, pre-cleared, and reported all transactions in securities consistent with the requirements of these policies and procedures.

From time to time the CCO will report to the Board regarding this Code and any material compliance matters. Records and certifications are maintained by the Compliance Office.

Recordkeeping & Monitoring

The following records will be maintained by the Firm as required by the Investment Advisers Act and Investment Company Act:

•	A copy of this Code and associated policies and procedures;

•	Records will be retained by the Firm for 7 years, as outlined in the Firm’s Compliance Manual;

•	Compliance will maintain a record of all persons who are subject to this Code for a period of no less than 6 years, including those responsible for reviewing such records;

•	Records of any violation of these procedures and actions taken by the Firm in response to such violation;

•	Copies of Employee reports and broker-dealer account data;

•	Records of all acknowledgements of receipt of this Code from the Employees and Outside Directors;

•	Lists of Access and Investment Persons;

•	Records of any decision supporting approval of limited offerings or private placement purchases, including list of private placements owned by Employees; and

•	Records of any decision supporting any waivers granted in accordance with the policies and procedures.

Effective: July 2009 Last amended: September 2023	15

Compliance will review all personal trade pre-clearance requests to determine whether securities:

•	are held in LMCG client accounts and the trading may appear to be a conflict of interest;

•	are being traded on the desk to ensure the Black-Out Period is enforced; and

•	appear on any restricted security list, including securities restricted due to liquidity constraints.

On a quarterly basis, Compliance will collect Employee Personal Trading reports, and review all documents for compliance with this Code. Employee trading activity may be analyzed and reviewed against product definition, as necessary.

Reporting by members of the Compliance Office, including the CCO, will be reviewed by other members of the Compliance Office and a record of such review will be maintained.

Other Codes of Ethics and Standards of Practice

At LMCG, some of the Employees have earned and others are candidates for the Chartered Financial Analyst designation (“CFA®”) and are subject to the CFA® Institute Code of Ethics and Standards of Professional Conduct contained in the CFA® Institute Standards of Practice Handbook. Employees are reminded that the Handbook is an excellent resource for information on professional conduct. Copies are available from the Compliance Office.

Certain Employees may also be registered representatives of a broker-dealer and will be covered by the broker-dealer’s code of ethics and trading policies. Mutual Funds, Wrap Fee programs or other financial firms doing business with LMCG may require compliance with additional rules. In the event of a conflict between LMCG’s policies and another entity’s rules, the more restrictive policy will apply.

The CCO shall have primary responsibility for enforcing this Code and will consult with the Chief Executive Officer as needed.

Effective: July 2009 Last amended: September 2023	16